Exhibit 99.1

Turning Point Brands Announces Second Quarter 2020 Results, Increases 2020 Guidance

LOUISVILLE, KY. (July 28, 2020) - Turning Point Brands, Inc. (“TPB”) (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) and adult consumer alternatives, today announced financial results for the second quarter ended June 30, 2020.

Results at a Glance

Second Quarter 2020
(Comparisons vs. same period year-ago)

✔	Net sales increased 12.5% to $105.0 million;
✔	Gross profit increased 16.8% to $48.1 million;
✔
Net income decreased $4.0 million to $9.2 million, reflecting the inclusion of expensing PMTA costs incurred during the current quarter compared to the net gain related to a settlement from the V2 winddown in the previous year’s quarter;

✔	Adjusted EBITDA increased 24.8% to $22.8 million (see Schedule A for a reconciliation to net income);
✔	Diluted EPS of $0.47 and Adjusted Diluted EPS of $0.71 as compared to $0.66 and $0.52 in the year-ago period, respectively (see Schedule B for a reconciliation to Diluted EPS);

“Our Smokeless segment saw high-teens growth driven by same store sales growth of Stoker’s MST along with accelerated secular consumer trade-down trends across the entire Smokeless category. Smoking grew despite the headwind of a COVID-related plant shutdown in MYO cigar wraps, which was more than offset by the ramp of our growth initiatives. Our NewGen segment delivered an extraordinary quarter as our B2C platform saw elevated sales levels from a consumer shift to online purchasing and our B2B platform gained share in the marketplace from internal initiatives and COVID-related marketplace disruptions,” said Larry Wexler, President and CEO. “This quarter saw favorable financial results even absent any temporary benefits, the acquisition of important strategic assets from Durfort Holdings, the completion of the SDI merger (closed July 16), and progress toward the filing of our premarket tobacco applications. Looking forward, TPB is well-positioned to further advance growth initiatives and new product introductions.”

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Recent Events

On June 10, 2020, TPB announced the acquisition of certain tobacco assets and distribution rights from Durfort Holdings S.R.L. (“Durfort”) and Blunt Wrap USA for a total consideration of $46 million. Durfort was the long-time supplier of TPB’s Make-Your-Own (“MYO”) cigar wrap products. Through this transaction, TPB acquired co-ownership in the intellectual property rights of all Durfort’s and Blunt Wrap’s Homogenized Tobacco Leaf (“HTL”) cigar wraps and cones. The acquisition eliminated royalty related expenses on HTL cigar wraps and cones, providing for expanded margins. TPB also entered into an exclusive Master Distribution Agreement to market and sell the original Blunt Wrap® cigar wraps brand in the USA, adding direct access to untapped alternative channels. The purchase price was satisfied through $36 million in cash at closing and a $10 million promissory note.

On July 16, 2020, TPB completed its merger (“Merger”) with Standard Diversified Inc. (“SDI”). Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of SDI’s Common Stock received 0.52095 shares of TPB’s Voting Common Stock. As a result of the transaction, TPB no longer has a controlling shareholder, and approximately 245,000 shares of TPB Common Stock were retired. The transaction significantly improved the public float of shares outstanding and eliminated the overhang of a controlling holding company structure.

COVID Commentary

During the quarter, TPB tackled several challenges and adapted to an environment that was continually re-shaped by the COVID pandemic. Our supply chain has remained operational other than a brief shutdown at our third-party manufacturer for MYO cigar wraps. Given the ongoing situation, we continue to monitor for additional disruptions. Overall, as an organization, we have made a relatively seamless adjustment to the “new normal” with demonstrated success in our tele-selling initiatives and a shift to video conference communications, among other changes. We did experience higher operational costs related to maintaining a safer work environment and fulfilling orders as a result of COVID.

Smokeless Products Segment (29% of total net sales in the quarter)

For the second quarter, Smokeless products net sales increased 17.7% to $30.8 million on continued double-digit growth of Stoker’s MST. Sales of chewing tobacco were up mid-single-digits as compared to the year-ago quarter. MST represented 58% of Smokeless revenues in the quarter, up from 53% a year earlier. In the quarter, total Smokeless segment volume increased 13.9% and price/mix advanced 3.8%.

“Stoker’s MST market share continued its trajectory upwards as its value proposition resonated with consumers trading-down in the current environment. With a long runway for distribution gains, Stoker’s MST is poised to deliver continued growth with further market penetration and same store sales growth,” said Graham Purdy, Chief Operating Officer. “Separately, leading into the quarter, we had planned a selling initiative for the loose leaf chewing tobacco line that benefited from market conditions impacted by COVID. While some of the gains in loose leaf chewing tobacco during the quarter were COVID-related, the brand is now much better positioned for the future.”

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

For the quarter, Smokeless segment gross profit increased 18.5% to $16.7 million. Segment gross margin expanded 30 basis points to 54.1%.

Smoking Products Segment (26% of total net sales in the quarter)

For the second quarter, net sales of Smoking products increased 8.0% to $27.4 million. Growth was driven by double-digit advances in US rolling papers and growth in our Canadian papers business due to comparing against last year’s inventory depletions and the ramp-up of our partnership with ReCreation Marketing. This growth was partially offset by the previously announced COVID-related disruption in MYO cigar wraps. Non-focus cigars and MYO pipe declined $0.4 million. In the quarter, total Smoking segment volume increased 7.5% while price/mix increased 0.5%.

“Our US rolling papers business experienced strong growth aided by increased levels of consumption and market share gains from our growth initiatives. An increased focus on Zig-Zag’s potential in a broader set of channels, such as e-commerce and dispensaries, is demonstrating new growth opportunities, while recent product introductions are expanding distribution and gaining share,” said Purdy.  “The impact of the disruption in our MYO Cigar Wraps business was approximately $4 million, better than expectations of $5 million. We assume some disruption may continue into the third quarter.”

For the quarter, Smoking products gross profit increased 14.1% to $15.7 million.  Segment gross margin expanded 300 basis points to 57.2% as a result of increased US rolling paper sales and a continued decline in the low margin cigar business. The financial impact of the Durfort acquisition will begin in mid-July as pre-acquisition inventory is sold through.

NewGen (New Generation) Products Segment (45% of total net sales in the quarter)

For the second quarter, NewGen segment net sales increased 11.8% to a record $46.7 million as a result of market share gains in our vape distribution businesses in addition to positive contributions from Solace and other Nu-X products.

“While we experienced some temporary benefits during the second quarter in the NewGen segment, the improvements from consolidating our vape distribution business continued to flow through. VaporBeast, our B2B business, saw its customer count grow through the first half of the year while also benefitting from a competitor disruption during the second quarter. IVG, which sells mostly through its B2C e-commerce platforms, saw heightened sales levels during the quarter as consumers shifted to purchasing online, especially during stay-at-home provisions. In addition, Solace had its best quarter since its acquisition,” said Purdy. “With the PMTA deadline approaching this September, we expect volatility around our vape distribution business in the second half of the year as the market navigates the near-term uncertainty around the regulatory process. Longer-term, we expect to be favorably positioned as the market consolidates and our mix of proprietary products accelerates.”

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

For the quarter, NewGen gross profit increased 17.7% to $15.8 million. Segment gross margin increased 170 basis points to 33.7% primarily due to an increase in mix of proprietary products and faster growth from our higher-gross margin B2C business. Second quarter 2020 included $3.6 million of tariff expense compared to $2.0 million a year-ago.

Other Events and Performance Measures in the Second Quarter

Second quarter consolidated selling, general and administrative (“SG&A”) expenses were $30.8 million compared to $21.2 million in 2019. Absent the net proceeds received from the settlement associated with the V2 shut-down, SG&A was $26.8 million in 2019.

The second quarter had notable non-recurring impacts:

•	$3.3 million of FDA PMTA-related expenses as compared to $0.0 million in the year-ago period; and
•	$0.3 million of transaction expenses principally related to M&A activity as compared to $0.2 million in the year-ago period.

Total gross debt as of June 30, 2020, was $331.0 million. The corresponding net debt (total gross debt less cash) at June 30, 2020 was $266.8 million. The company ended the quarter with total liquidity of $110.6 million comprising $64.2 million of cash and $46.4 million of revolving credit facility capacity.

2020 Outlook Update

We are encouraged by our results thus far this year but are also balancing our optimism for the business with the uncertainty in the current environment and on-going government support for the consumer. With this framework, along with taking into account the temporary benefits during the second quarter and expected near-term volatility within our NewGen segment, we revise our guidance provided on April 28, 2020 as follows:

Absent any further acquisitions, the company projects 2020 net sales to be $370 to $382 million (up from previous guidance of $338 to $353 million). We project 2020 Adjusted EBITDA of $78 million to $83 million (up from previous guidance of $69 to $75 million). Our projections assume no upside from the PMTA process in 2020.

Stock compensation and non-cash incentive expense in 2020 is projected to be $2.8 million.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

The company now expects to spend a total of $16 to $18 million (up from previous guidance of $15 to $18 million) on the PMTA process. This is inclusive of $2.2 million spent in 2019 and $9.5 million in the first half of 2020.

Cash interest expense is projected to be $12 million and GAAP interest expense includes $7 million of debt discount amortization equal to the fair value of the equity components over the expected life of the 2024 convertible notes.

The company expects the 2020 effective income tax rate to be 23% to 24% (up from previous guidance of 22% to 24%).

Capital expenditures for 2020 are anticipated to be approximately $4 to $6 million as we are currently evaluating accelerating certain capital expenditure projects due to temporary tax code incentives.

Net Sales for the third quarter 2020 are expected to be $90 to $95 million.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Tuesday, July 28, 2020. Investment community participants should dial in ten minutes ahead of time using the toll-free number 844-889-4324 (International participants should call 412-317-9262). A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com). A replay of the webcast will be available on the site three hours following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income. A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products and adult consumer alternatives. TPB, through its focus brands generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure. TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by TPB in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	our business may be damaged by events outside of our suppliers’ or our control, such as the impact of epidemics (e.g., coronavirus), political upheavals, or natural disasters;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	our products are subject to developing and unpredictable regulation, including impacts related to litigation around that regulation;
•	some of our products contain nicotine which is considered to be a highly addictive substance;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco- and vapor-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

•	the scientific community’s lack of information regarding the long-term health effects of certain substances contained in some of our products;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us; and

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Contact:

Robert Lavan, Senior Vice President, CFO
ir@tpbi.com  (502) 774-9238

Financial Statements Follow:

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended June 30,
	2020	2019

Net sales	$104,963	$93,339
Cost of sales	56,871	52,156
Gross profit	48,092	41,183
Selling, general, and administrative expenses	30,756	21,242
Operating income	17,336	19,941
Interest expense, net	4,980	3,736
Investment income	(34)	(118)
Loss on extinguishment of debt	-	150
Net periodic income, excluding service cost	(104)	(11)
Income before income taxes	12,494	16,184
Income tax expense	3,267	2,979
Consolidated net income	9,227	13,205

Basic income per common share:
Consolidated net income	$0.47	$0.67
Diluted income per common share:
Consolidated net income	$0.47	$0.66
Weighted average common shares outstanding:
Basic	19,507,874	19,621,695
Diluted	19,834,345	20,131,980

Supplemental disclosures of statement of income information:
Excise tax expense	$4,678	$5,105
FDA fees	$134	$155

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	(unaudited) June 30, 2020	December 31, 2019
Current assets:
Cash	$64,192	$95,250
Accounts receivable, net of allowances of $271 in 2020 and $280 in 2019	5,112	6,906
Inventories	75,556	70,979
Other current assets	16,701	16,115
Total current assets	161,561	189,250
Property, plant, and equipment, net	13,343	13,816
Right of use assets	13,243	12,130
Deferred financing costs, net	789	890
Goodwill	154,282	154,282
Other intangible assets, net	80,414	33,469
Master Settlement Agreement (MSA) escrow deposits	32,074	32,074
Other assets	11,512	10,673
Total assets	$467,218	$446,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,361	$14,126
Accrued liabilities	25,593	26,520
Current portion of long-term debt	12,000	15,240
Total current liabilities	51,954	55,886
Notes payable and long-term debt	284,624	268,951
Deferred income taxes	2,422	1,572
Lease liabilities	11,813	11,067
Other long-term liabilities	4,663	2,523
Total liabilities	355,476	339,999

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; 19,724,027 issued shares, 19,467,164 outstanding shares at June 30, 2020, and 19,680,673 issued and outstanding shares at December 31, 2019	197	197
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	126,928	125,469
Cost of repurchased common stock (256,863 shares at June 30, 2020 and 0 shares at December 31, 2019)	(5,289)	-
Accumulated other comprehensive loss	(5,299)	(3,773)
Accumulated deficit	(4,795)	(15,308)
Total stockholders’ equity	111,742	106,585
Total liabilities and stockholders’ equity	$467,218	$446,584

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Consolidated net income	$12,502	$19,765
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	-	150
Impairment loss	149	-
Loss on sale of property, plant, and equipment	12	22
Depreciation expense	1,673	1,163
Amortization of other intangible assets	827	723
Amortization of debt discount and deferred financing costs	4,483	478
Deferred income taxes	1,445	(109)
Stock compensation expense	1,213	1,412
Noncash lease expense	18	-
Changes in operating assets and liabilities:
Accounts receivable	1,794	(3,663)
Inventories	(4,577)	(3,346)
Other current assets	(253)	(3,534)
Other assets	(766)	(359)
Accounts payable	235	12,927
Accrued postretirement liabilities	(54)	(83)
Accrued liabilities and other	(1,167)	(3,848)
Net cash provided by operating activities	$17,534	$21,698

Cash flows from investing activities:
Capital expenditures	$(1,956)	$(1,964)
Acquisitions, net of cash acquired	(37,772)	-
Restricted cash, MSA escrow deposits	-	1,677
Net cash used in investing activities	$(39,728)	$(287)

Cash flows from financing activities:
Payments of 2018 first lien term loan	$(5,000)	$(4,000)
Payments of 2018 second lien term loan	-	(4,489)
Payments of 2018 revolving credit facility	-	(11,000)
Payment of IVG note	(4,240)	-
Proceeds from unsecured loan	7,485
Payment of dividends	(1,872)	(1,762)
Payments of financing costs	(194)	(179)
Exercise of options	246	610
Surrender of restricted stock	-	(81)
Redemption of options	-	(12)
Common stock repurchased	(5,289)	-
Net cash used in financing activities	$(8,864)	$(20,913)

Net increase (decrease) in cash	$(31,058)	$498

Cash, beginning of period:
Unrestricted	95,250	3,306
Restricted	32,074	2,361
Total cash at beginning of period	127,324	5,667

Cash, end of period:
Unrestricted	64,192	2,127
Restricted	32,074	4,038
Total cash at end of period	$96,266	$6,165

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, and Adjusted Operating Income. We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Adjusted EBITDA, Adjusted diluted EPS, and Adjusted Operating Income are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors. We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization. We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted Operating Income” as operating income excluding depreciation, amortization, LIFO, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  EBITDA, Adjusted EBITDA Adjusted diluted EPS and Adjusted Operating Income exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations. In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended June 30,
	2020	2019
Consolidated net income	$9,227	$13,205
Add:
Interest expense, net	4,980	3,736
Loss on extinguishment of debt	-	150
Income tax expense	3,267	2,979
Depreciation expense	822	632
Amortization expense	402	364
EBITDA	$18,698	$21,066
Components of Adjusted EBITDA
Other (a)	(260)	(97)
Stock options, restricted stock, and incentives expense (b)	760	1,198
Transaction expenses (c)	290	187
New product launch costs (d)	-	1,270
Corporate and vapor restructuring (e)	-	150
FDA PMTA (f)	3,290	-
Vendor settlement (g)	-	(5,522)
Adjusted EBITDA	$22,778	$18,252

(a) Represents LIFO adjustment, non-cash pension/postretirement expense (income) and foreign exchange hedging.
(b) Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs.
(c) Represents the fees incurred for transaction expenses.
(d) Represents product launch costs of our new product lines.
(e) Represents costs associated with corporate and vapor restructuring including severance and inventory reserves.
(f) Represents costs associated with applications related to FDA PMTA.
(g) Represents net gain associated with the settlement of a vendor contract.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)

	Three Months Ended June 30,
	2020	2019
GAAP EPS	$0.47	$0.66
Other (a)	(0.01)	0.00
Stock options, restricted stock, and incentives expense (b)	$0.03	0.05
Transaction expenses (c)	$0.01	0.01
New product launch costs (d)	$-	0.05
Corporate and vapor restructuring (e)	$-	0.01
FDA PMTA (f)	$0.12	-
Amortization of debt discount (g)	$0.07	-
Vendor settlement (h)	$-	(0.22)
Tax benefit (i)	$0.03	(0.02)
Adjusted diluted EPS	$0.71	$0.52

Totals may not foot due to rounding
(a) Represents LIFO adjustment, non-cash pension/ postretirement expense (income), foreign exchange hedging reporting tax effected and Loss on Extinguishment of Debt at the quarterly tax rate.
(b) Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs tax effected at the quarterly tax rate.
(c) Represents the fees incurred for transaction expenses tax effected at the quarterly tax rate.
(d) Represents product launch costs of our new product lines tax effected at the quarterly tax rate.
(e) Represents costs associated with corporate and vapor restructuring including severance and inventory reserves tax effected at the quarterly tax rate.
(f) Represents costs associated with applications related to the FDA PMTA tax effected at the quarterly tax rate.
(g) Represents non-cash amortization of debt discount tax effected at the quarterly tax rate.
(h) Represents net gain associated with the settlement of a vendor contract tax effected at the quarterly tax rate.
(i) Represents adjustment from quarterly tax rate to annual projected tax rate of 23% in 2020 and 22% in 2019.

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and GAAP Operating Income to Adjusted Operating Income
(dollars in thousands)

	Consolidated		Smokeless		Smoking		NewGen
	2nd Quarter 2020	2nd Quarter 2019	2nd Quarter 2020	2nd Quarter 2019	2nd Quarter 2020	2nd Quarter 2019	2nd Quarter 2020	2nd Quarter 2019

Net sales	$104,963	$93,339	$30,822	$26,176	$27,403	$25,363	$46,738	$41,800

Gross profit	$48,092	$41,183	$16,664	$14,063	$15,671	$13,738	$15,757	$13,382
Adjustments:
LIFO adjustment	(156)	(112)	(156)	(112)	-	-	-	-

Adjusted gross profit	$47,936	$41,071	$16,508	$13,951	$15,671	$13,738	$15,757	$13,382

Operating income	$17,336	$19,941	$12,240	$9,731	$12,227	$10,374	$3,271	$7,451
Adjustments:
LIFO adjustment	(156)	(112)	(156)	(112)	-	-	-	-
Transaction expenses	290	187	-	-	-	-	-	-
New product launch costs	-	1,270	-	-	-	-	-	1,270
Corporate and vapor restructuring	-	150	-	-	-	-	-	-
FDA PMTA	3,290	-	-	-	-	-	-	-
Supplier contract settlement	-	(5,522)	-	-	-	-	-	(5,522)
Adjusted operating income	$20,760	$15,914	$12,084	$9,619	$12,227	$10,374	$3,271	$3,199

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Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238